UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	October 27, 2005

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
83 Halls Road, Old Lyme, Connecticut	06371
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 434 - 5535

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant announced that a special anti-piracy event is being held for a select group of television and film distribution companies where Lightning Media will premier SmartMark Enhanced Duplication, their new Anti-Piracy Protection service that is available when clients duplicate their television and film titles to digital video. The event is on the 3rd of November at Lightning Media’s facilities in Hollywood, CA.

A copy of the News Release dated October 27th, 2005 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated October 27th, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :

October 31st, 2005

By :

/s/  Anton J. Drescher

Anton J. Drescher,

Corporate Secretary

Exhibit 99.1

For Investor Relations Contact: John Caserta (877) 425-8347 usvo@blueskyir.com

USVO’S SMARTMARK TO BE SHOWCASED AT LIGHTNING MEDIA EVENT

Hollywood TV and Film Distribution Companies to be Attending Anti-Piracy Event

(Old Lyme, CT – October 27, 2005) - USA Video Interactive Corp. (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF), is pleased to announce in partnership with Lightning Media, a special anti-piracy event for a select group of television and film distribution companies.  Lightning Media will premier SmartMark Enhanced Duplication, their new Anti-Piracy Protection service that is available when clients duplicate their television and film titles to digital video. The event is on the 3rd of November at Lightning Media’s facilities in Hollywood, CA.

A select group of Lightning Media’s clients will be introduced first-hand to SmartMarks and their unprecedented anti-piracy capabilities at the exclusive event.  Demonstrations and experts will be available to answer attendees’ questions about how their companies and projects can benefit from the new service.

“We are excited to introduce our new anti-piracy protection service to our clients. We believe once our clients experience SmartMark Enhanced Duplication first-hand, they will be surprised and pleased at how easy it is to protect their content with this powerful new service,” said Stephen Buchsbaum, CEO, Lightning Media.

“Media piracy costs the entertainment industry billions of dollars annually, and the problem is growing. Lightning Media has gone on the offensive to battle this problem, providing their clients a straightforward solution that fits into their current production processes. We’re thrilled to have Lightning Media bring this solution to these players in the media industry and glad we could be a productive part of it,” said Edwin Molina, President, USA Video Interactive Corp., creators of SmartMark technology.

About SmartMarks™:

SmartMarks are invisible, unremovable, forensic "digital watermarks" embedded in every video frame to protect digital video from piracy. SmartMarks work with existing production and distribution technology to protect copyrighted material without requiring new equipment in the distribution or playback environment. Like embedding a forensics team inside your content, SmartMarks give enforcement agencies the proof they need to stop piracy.

About USA Video Interactive Corp.:

USA Video Interactive Corp. (“USVO”) designs and markets technology for delivery of digital media. USVO developed its SmartMark™ digital watermarking technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

About Lightning Media:

Lightning Media services all duplication and new media needs from Hi-Def and video duplication to DVD authoring and replication, audio and video compression, and internet design and development. Three full service facilities cater to a vast client base ranging from leading motion picture studios, television production companies, independent filmmakers and web video producers to film students and an array of corporate and consumer clients. Lightning Media is committed to exceptional customer service, quality control and "lightning-fast" turnaround; featuring the most advanced and reliable equipment available today. Lightning Media's climate-controlled, triple secure vault is a trusted source for storing master materials. Lightning Media has three full service facilities located in Hollywood, Burbank and Santa Monica, and a new replication facility in Valencia, California. For more information, visit www.lightning-media.com/.

USA Video Interactive Corporate Headquarters Office: 83 Halls Road, Old Lyme, Connecticut, 06371  Telephone (860) 434 – 5535; Facsimile (860) 434 - 5782; Canada Office:  507 – 837 West Hastings Street, Vancouver, BC   V6C 3N6.  Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.   CUSIP 902924208. For more information contact Blue-Sky Solutions, LLC, Jon Caserta, (877) 425-8347, usvo@blueskyir.com

The press release may contain forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp.

The TSX Venture Exchange (TSX) has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.